EMPLOYMENT SEPARATION AND GENERAL RELEASE

This separation agreement and general release (hereinafter referred to as the “Agreement”) is entered into on this 3rd day of June, 2022 (“Effective Date”) in the state of Colorado, between JOEL BLADOW and his heirs, marital community, successors and assigns, and representatives (hereinafter collectively referred to as “Employee”) and TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC., a corporation in the state of Colorado, together with its affiliates, related companies, related organizations, and their successors and assigns (hereinafter referred to as the “Company”).

RECITALS
1. Employee started his employment with the Company on December 10, 2006. Employee is currently in the position of Senior Vice President, Transmission in its Headquarters office in Westminster, Colorado.
2. The parties have mutually agreed to terminate the Employee’s employment as a result of a Company-directed elimination of Employee’s job position effective June 3rd, 2022 (“Separation Date”). This separation is not due to any fault or wrongdoing of Employee.
3. The Company delivered, and Employee received a copy of this Agreement on May 31st, 2022. All references to “days” herein shall mean “calendar” days, unless specifically stated otherwise.
THEREFORE, in consideration for the acts, payments, covenants, and mutual agreements herein described and agreed to be performed, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Company agree to the foregoing recitals and as follows:
SECTION I
Following the revocation period in Section V(G), the Company covenants and agrees to provide Employee as consideration for Employee's promises and covenants set forth in this Agreement, the following:
A.Four Hundred Fourteen Thousand Four Hundred Dollars and No Cents [$414,400.00], which is equal to fifty-two (52) weeks salary at Employees regular rate of pay. This payment shall be subject to all withholdings as required by state and federal law. This payment will be paid in two equal installments of Two Hundred Seven Thousand Two Hundred Dollars and No Cents [$207,200.00] as follows. The first shall be paid no later than ten (10) days following the revocation period provided for in Section V of this Agreement. The second installment will be paid upon Employee’s request, but no sooner than December 31, 2022, or latest of January 31, 2023.
B.A net payment amount of Fifteen Thousand Dollars and No Cents [$15,000.00] to be used for the cost of continuation of health insurance benefits or as the Employee determines of their own accord. This payment will be grossed up at the IRS and State supplemental withholding rate.
Employee will receive a $4,000 credit to the business Career Transformations to be used for outplacement benefit services. This amount will be available to the Employee only if they contact Career Transformations and engage in the outplacement benefits services.
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C.Said payments are payable within ten (10) calendar days following the revocation period identified in Section V(G) of this Agreement, or as otherwise specified herein, via direct deposit electronic funds transfer to Employee’s recipient accounts on file with Company’s payroll department. These payments will be reported on Employee’s 2022 or 2023 Form W-2, pursuant to federal and state law.
The Employee agrees that this consideration is in excess of any pay or benefits that Employee was already entitled to receive, vested, or accrued as of and on the Separation Date, including, but not limited to, earned wages, paid-time-off, defined benefit plan, and 401k before the execution of this Agreement. It is specifically understood and agreed that the payment or acceptance of the consideration under this Section does not constitute and is not to be construed as an admission of wrongdoing of the Company’s or Employee’s part. Company agrees that all health and welfare benefits that were provided to Employee shall, unless otherwise extended by their nature, continue through June 30, 2022.
On the Separation Date, Employee will be paid final wages, accrued but unused vacation and personal leave time (PLT), and $150 bonus for each year of service pursuant to the retirement award. Any 401k deduction will be taken out of Employee’s final paycheck (including vacation and PLT payout); provided, however; only required tax and social security will be taken out of the separation payment, and no other elected deductions will be taken out of the separation payment.
Company’s payment obligations hereunder shall survive Employee’s death; and, in the event of Employee’s death, all separation payments, vested, and extended benefits in-effect, due and payable to Employee hereunder shall be paid in accordance with Employee’s beneficiary designations on file with the Company.
Any Company breach of this Section I (A) and/or (B) by not promptly curing a failure or delay in making payment or otherwise, shall be deemed material and significant and shall entitle the Employee to seek payment of all amounts due to Employee under this Agreement, and notwithstanding anything to the contrary, revokes and relieves Employee (and Employee’s heirs, executors, administrators, successors, and assigns) from, and renders void all waivers, discharges, and releases granted by Employee under this Agreement, plus entitles Employee the right to recover damages including, without limitation, reasonable attorneys' fees, and costs.
SECTION II
In exchange for the valuable consideration provided herein, the sufficiency of which is hereby acknowledged, Employee hereby agrees to the following:
A. Employee agrees that separation from his employment with the Company effective at the close of normal headquarters office business hours on the Separation Date.
B. Except for the payments and benefits referred to in Section I of this Agreement and Employee's vested benefits, Employee expressly acknowledges and agrees that Employee has been paid all wages and other benefits due, and that the Company is not otherwise indebted to Employee for any other wages, benefits, benefit plans including, without limitation, health,
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dental, and disability insurance (except any rights to COBRA continuation coverage that Employee may elect), severance, reimbursements, or other monies or damages.
C. Employee shall return all Company property in Employee’s possession not later than June 6th, 2022. By signing this Agreement, Employee represents and warrants that Employee has complied with this Section II C. Upon employee’s request, Company will release Employee-owned pre-employment cell phone number for Employee’s continued use after Separation Date.
D. Employee does hereby forever release, discharge, cancel, waive, and acquit, for Employee and Employee's heirs, executors, administrators, and assigns, any and all rights, claims, demands, and causes of action, obligations, damages, penalties, fees, costs, expenses, and liability that Employee has, had, or may hereafter have against the Company and all its current or former affiliates, subsidiaries, agents, officers, owners, employees, attorneys, successors, and assigns, and their respective shareholders, officers, directors, managers, employees, and agents (collectively, “Company-Released Parties”), arising out of, or by reason of any cause, matter, or thing whatsoever existing as of the date of execution of this Agreement, WHETHER KNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT.
E. THIS FULL WAIVER AND RELEASE OF ALL CLAIMS includes without limitation, any claims, demands, or causes of action arising out of, or relating in any manner whatsoever to Employee's employment and/or termination of employment with the Company, and includes, BUT IS NOT LIMITED TO any charge, claim, lawsuit, or other proceeding arising under the employment relationship, Title VII of the Civil Rights Act of 1964 and its amendments, the Age Discrimination in Employment Act of 1967, the Labor Management Relations Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Colorado Civil Rights Act or similar state law or regulation, the Americans with Disabilities Act, the Consolidated Omnibus Budget Reconciliation Act, the state or federal Occupational Safety and Health Acts, Family and Medical Leave Act, Health Insurance Portability and Accountability Act of 1996, or any other federal, state, or local statute, regulation, ordinance, or common law. To the extent that federal or state law could make the foregoing waiver and release invalid as to a particular claim, Employee hereby waives and releases any right to receive any relief because of any legal action brought by Employee or on Employee's behalf arising out of Employee's employment with the Company or the termination of that employment. This release does not waive any right that may not be waived by law and does not relate to claims for vested employee benefits or claims due to Company’s breach of Section I above or any other Company obligations hereunder.
F. Except as may otherwise be prohibited by law, Employee covenants and agrees not to institute, or cause to be instituted, any legal proceeding against the Company or any of its current or former affiliates, subsidiaries, agents, officers, owners, employees, attorneys, successors, and assigns premised upon any legal theory or claim whatsoever including, without limitation, contract, tort, wrongful discharge, personal injury, fraud, or deceit arising out of or relating to the employment and termination of employment with the Company, except to enforce the terms of this Agreement.
G. Employee further agrees to dismiss with prejudice or withdraw any administrative complaints, grievances, lawsuits, or other legal actions that Employee may have already filed against the Company.
H. This Agreement shall not be construed to prohibit Employee from providing information to the DOL, U.S. Securities and Exchange Commission (SEC), Occupational Safety and Health Administration (OSHA), or testifying in any civil or criminal proceedings, even if such information or testimony being provided relates to the claims or matters covered by this
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Agreement. This Agreement shall not be construed as a waiver or withdrawal of any safety concerns that Employee has or may have reported to the DOL, or withdrawal of any participation by Employee in any DOL proceedings. Notwithstanding anything to the contrary in this paragraph, Employee hereby waives and releases any right to receive any relief because of Employee's participation in any investigation or proceeding of the DOL or any federal, state, or local government agency or court.
I. This release does not impair Employee's right to file a charge or complaint with any federal, state, or local enforcement agency. Except as may otherwise be prohibited by law, the parties agree that this Agreement may be pleaded as a complete bar to any action or suit before any administrative body or court with respect to any complaint, charge, or claim arising under any federal, state, local, or other law relating to any possible claim that existed or may have existed as a result of the Employee's employment or termination of employment against the Company-Released Parties at any time up through the date of this Agreement.
J. Employee acknowledges that Employee will be liable for the payment of any and all federal, state, and local taxes that may be due as a result of the monetary consideration received pursuant to this Agreement.
K. The parties shall not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action, which may, directly or indirectly, disparage the other party or any of its subsidiaries, members, or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties from making truthful statements that are required by applicable law, regulation, or legal process. All Company statements, including any references or recommendations, regarding the Employee will provide that Employee’s separation was due to elimination of Employee’s job position and not due to any fault or wrongdoing of the Employee.
L. The Employee agrees not to disclose any proprietary information obtained because of, or in connection with, the Employee’s employment with the Company to any other persons. There shall be no non-compete or condition that effects the Employee, in any way whatsoever, from seeking future employment anywhere in a different, same or related industry as the Company, contracting or hiring on with the Company, any member, affiliate, competitor, customer, or supplier of the Company. Employee is not prohibited from using any skills, knowledge, know-how, training, and methods used, acquired or gained during employment with the Company, acquired or generally known outside the Company, in Employee’s professional education and training, or in the public domain, without disclosing Company’s proprietary or confidential information, as such is defined or excluded in Section IV below. This provision does not apply to any support provided the Company as required under Section M below.
M. Employee Agrees to provide reasonable support to the Company for those matters before the Federal Energy Regulatory Commission (FERC) as of the effective date of this Agreement that Employee has previously filed testimony on, but such support shall not impose undue hardship on the Employee; nor shall Employee be required to spend more than 10 hours in any calendar month providing such support. This obligation requires Employee to review, advise, and provide additional information to respond to FERC matters related to Employee’s testimony. Employee will be paid a consulting fee equal to his existing rate of pay on the date of separation for hours
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spent providing support. Company will provide reasonable notice to Employee of one week prior to requiring support unless both Employee and Company agree on a different notice period. Requests for Employee’s support as defined in this Section, and all communication related to this support, shall be made by the Company’s General Counsel or designated personnel in the legal and regulatory department. To the extent Employee is subpoenaed to lawfully testify at a hearing, deposition or otherwise associated FERC proceeding that is the subject to this Section M, Employee agrees to provide whatever time is necessary to complete the testimony, and all time will be paid at the consulting rate of pay. Any time spent in preparation for such hearing, deposition or FERC proceeding will counted toward the 10 hours per month that have been committed by Employee. The Company agrees to pay all travel expense and necessary attorney’s fees, or provide representation to the Employee, in addition to making available all documents, special software tools and related material to Employee to prepare for such support and participation in any legal proceeding. This obligation for Employee to provide support will end on December 31, 2022.
SECTION III
The parties agree to hold in strict confidence the terms and conditions of this Agreement, except that Employee may disclose that this Agreement may or may not exist, and that Employee’s job position was eliminated without Employee’s fault or wrongdoing whatsoever. The parties covenant and agrees that they will not, either directly or through any other person, agent, or representative, publicly, or privately discuss or disclose the nature or content of this Agreement with any non-party to this Agreement, except that said terms can be revealed if required by federal or state law, and Employee may disclose the terms of this Agreement to accountants, attorneys, or other consultants, but only for the purpose of obtaining financial and/or legal advice, and the Company may disclose the terms of this Agreement to employees with a need to know to implement the Agreement. If a party discloses the terms of this Agreement to such persons, the party remains responsible for ensuring that the recipients of the confidential severance and settlement terms protect the confidentiality of those terms. Any breach of the provisions of this section shall be deemed material and significant and shall entitle the non-breaching party to recover damages including, without limitation, reasonable attorneys' fees, and costs.
SECTION IV
By execution of this Agreement, Employee avows the following statements are true:
A. Except as expressly permitted in Section II(I), Employee hereby agrees to hold in confidence, and not to disclose to or use for the benefit of Employee or any person, firm, or corporation, any Confidential Information [as hereinafter defined in Section IV(B)] of the Company, without the Company's prior written authorization in each particular case. The Company and Employee hereby acknowledge and agree that any default by Employee under Sections IV(A)-(B) of this Agreement, whether or not such default is continuing, will cause irreparable damage to the Company in an amount difficult to ascertain. Accordingly, in addition to any other relief to which the Company may be entitled, at law or in equity, the Company shall be entitled to such equitable relief as may be ordered by any court of competent jurisdiction including, but not limited to, an injunction restraining any violation of Sections IV(A)-(B) of this Agreement, and without bond, security, or the proof of actual damages. The obligations of Sections IV(A)-(B) of this Agreement shall survive any expiration or termination of this Agreement.
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B. For the purposes of this Agreement, the term “Confidential Information" shall mean all information, material, and trade secrets related to the present or reasonably anticipated business of the Company which are either (i) proprietary to the Company, or (ii) received from a third party by the Company under an obligation of confidence, in each case which Employee has obtained or may, directly or indirectly, obtain knowledge of or access to, through or as a result of Employee's relationship with the Company. Without limiting the generality of the foregoing, Confidential Information shall include, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or still in development): information relating to regulatory proceedings, personnel information relating to current or former Company employees, attorney-client privileged communications, data relating to the Company workforce demographics, Company investment information, employee files, discoveries, ideas, inventions, research methods, practices, processes, systems, formulae, projects, improvements, concepts, knowledge, software in various state of development, designs, drawings, specifications, techniques, models, data, source code, object code, patent claims, documentation, diagrams, flow charts, research, economic and financial analyses, developments, procedures, “know-how,” member names and other information related to members, supplier and vendor names and related information, pricing policies, financial information, and any and all notes, memoranda, analyses, and summaries derived from Confidential Information. Confidential Information shall include information constituting a “trade secret” as defined by Colorado law. Confidential Information shall also include any information described above that the Company obtains from another party and that the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. The term “Confidential Information” does not include information which (i) prior to delivery of such information to Employee was lawfully in Employee’s possession, knowledge, skills, and educational and experience background; (ii) was or becomes generally available to the public or Employee’s profession(s), other than as a result of a disclosure by Employee in breach of this Agreement; (iii) becomes available to Employee from a source not known by Employee to be bound by an obligation of confidentiality to Company with respect to such information; or (iv) the circumstances of Employee’s separation as the elimination of Employee’s job position due to no fault or wrongdoing of Employee whatsoever.
SECTION V
In addition to the General Release contained in Section II, you knowingly, voluntarily, and irrevocably discharge and release Company from any claims arising under the Age Discrimination in Employment Act (ADEA). By execution of this Agreement, Employee avows that pursuant to the federal Older Workers Benefit Protection Act of 1990 the following statements are true:
A. Employee has been given the opportunity to read and has in fact read this entire Agreement and has had all questions regarding its meaning answered satisfactorily.
B. Employee is being advised through this Agreement to consult with an attorney before executing this Agreement.
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C. Employee fully understands the contents of this Agreement and understands that it is a FULL WAIVER AND RELEASE OF ALL CLAIMS against the Company.
D. That this FULL WAIVER AND RELEASE OF ALL CLAIMS is given in return for valuable consideration, as provided under the terms of this Agreement.
E. Employee enters into this Agreement knowingly and voluntarily in exchange for the promises referred to in this Agreement and no other representations have been made to Employee to induce or influence the execution of this Agreement.
F. Employee has been given at least forty-five (45) calendar days from the Separation Date to decide whether to execute this Agreement. If Employee returns the signed Agreement prior to expiration of the 45-day period, Employee acknowledges that Employee is knowingly and voluntarily waiving any right Employee may have to review the Agreement for a longer period.
G. Employee has seven calendar days from execution in which to revoke this Agreement. Revocation must be made by notifying the following person in writing:
Chad Orvis,
Senior Manager, People and Culture
1100 W. 116th Avenue,
Westminster, Colorado, 80234
corvis@tristategt.org

no later than the close of the revocation period. This Agreement shall not become effective or enforceable until the foregoing revocation period has expired without revocation.
SECTION VI
This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the state of Colorado, and no action involving this Agreement may be brought except in the district courts of Colorado, or by arbitration, as provided in Section IX.
SECTION VII
This Agreement, and the individual covenants and agreements referred to herein, constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersedes any and all prior understandings, representations, warranties, and agreements between the parties hereto, or any of them, pertaining to the subject matter hereof, and may be modified only by written agreement signed by all of the parties hereto.
SECTION VIII
Any provision of this Agreement, which is held, after the date of the execution of this Agreement, to be illegal, invalid, or unenforceable by a court or agency of competent jurisdiction under present or future laws that apply to this Agreement, those provisions shall be fully severable, and the remaining provisions shall continue in full force and effect without being impaired in any manner whatsoever. In place of any severed provision, the parties agree to substitute a legal, valid, and enforceable provision that is as similar as possible to the severed provision.
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SECTION IX
Any controversy or claim arising out of, or relating to, this Agreement, or its breach, shall be settled by arbitration, in accordance with the rules then established, of the American Arbitration Association, and judgment on the award rendered may be entered in any court having jurisdiction. Any judgement on the award rendered before the American Arbitration Association shall include an award for prevailing party attorneys’ fees.
SECTION X
This Agreement, including any amendments, may be executed in one or more counterparts, including facsimile, email, photocopy, electronic signature transmission of executed counterpart, all of which taken together shall constitute one and the same instrument effective as an original.
I have carefully read the above and I execute it voluntarily, fully understanding and accepting the provisions of this Agreement in its entirety and without reservation after having had sufficient time and opportunity to consult with my legal advisors prior to executing this Agreement. I have been advised to consult with an attorney prior to executing this Agreement. In agreeing to sign this Agreement, I have not relied on any statements or explanation made by the Company other than as expressly provided herein pursuant to Section VII. I have had at least forty-five (45) calendar days from the date of receipt to consider this Agreement. I understand that if I do not return this Agreement signed by me to the Company upon the expiration of the 45-day consideration period, this offer will expire. I understand that I may revoke and cancel the Agreement within seven (7) calendar days after signing it by serving written notice upon Company. I understand that if I do not revoke and cancel as provided herein, this Agreement remains effective as of the Effective Date stated in the first paragraph above, and the separation payments required from Company herein will be paid in accordance with the schedule set forth herein, regardless of the date signed by the Company representative below.

By: /s/ Joel Bladow     Date:6/27/2022

Joel Bladow

Tri-State Generation and Transmission

By: /s/ Duane Highley     Date: 7/6/2022
Duane Highley
Chief Executive Officer

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EXHIBIT A:

SEPARATION INFORMATION
PURSUANT TO OLDER WORKERS BENEFIT PROTECTION ACT

A.    EXECUTIVE PERSONNEL

    1.    Decisional Unit

The group of employees from which layoff and retention decisions were made:

    Executive personnel in the Westminster office

    2.    Eligibility Factors

    Factors considered in making layoff and retention decisions within the Decisional Unit:

Continued need for job functions at the Company

Employees eligible for separation pay: All employees selected for reduction-in-force.

    3.    Time Limit

    For employees aged 40 and older, a release must be signed and returned within 45-days after the employee’s last day of employment, and the employee may revoke the release within 7 days after signing. For all other employees, a release must be signed and returned within 14 days after the employee’s last day of employment.

4.Individual Data

(a)     Job titles and ages of those selected for layoff from the Decisional Unit:

Senior Vice President, Transmission            63
Senior Vice President, Energy Management        63
Senior Vice President, CTO and Member Relations    52

(b)    Job titles and ages of those not selected for layoff from the Decisional Unit:

Senior Vice President, General Counsel        70
Senior Vice President, Chief Financial Officer    63
Senior Vice President, Generation            59
Senior Vice President, Policy & Compliance/COO    59
Senior Vice President, People and Culture/CHRO    57
Chief Energy Innovations Officer            54

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